UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2011

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota		55441
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 26, 2011, The Mosaic Company (the “Company”) entered into an unsecured five-year revolving credit facility of up to $750 million with Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders (the “Mosaic Credit Facility”). The revolving credit facility is available for revolving credit loans, swing line loans of up to $20 million and letters of credit of up to $300 million. The Mosaic Credit Facility replaces a prior unsecured credit facility entered into on July 29, 2009 by the Company with Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders that consisted of a revolving facility of up to $500 million, swing line loans of up to $20 million and letters of credit of up to $200 million (the “Prior Credit Facility”). The Prior Credit Facility was terminated contemporaneously with the Company’s entry into the Mosaic Credit Facility. Letters of credit outstanding under the Prior Credit Facility in the amount of approximately $21.8 million became letters of credit under the Mosaic Credit Facility and utilize a portion of the amount available for revolving loans. Other than letters of credit, no borrowings had been made under the Prior Credit Facility. As of the date hereof, no borrowings are outstanding under the Mosaic Credit Facility, and the net amount available for borrowing is approximately $728.2 million. Unused commitment fees under the Mosaic Credit Facility accrue at an annual rate of 0.225%.

The Company entered into the Mosaic Credit Facility to avoid any potential conflict with the terms of the Prior Credit Facility in connection with consummation of the proposed split-off by Cargill, Incorporated of its equity interest in the Company and related transactions (the “Split-Off”). In addition, the Mosaic Credit Facility provides for GNS II (U.S.) Corp. (“GNS”), currently a wholly-owned subsidiary of the Company, to become a borrower immediately following the initial formation offering that is part of the Split-Off. Upon consummation of the merger and recapitalization transactions that are part of the Split-Off, GNS will become the parent of the Company. GNS will then be renamed The Mosaic Company and the current The Mosaic Company will be renamed MOS Holdings Inc.

Compared to the Prior Credit Facility, the Mosaic Credit Facility:

•	reduces interest rates and unused commitment fees;

•	eliminates a requirement that the Company maintain a minimum net worth that effectively limited the amount of dividends and other distributions on the Company’s common stock; and

•	provides the Company with additional flexibility under other restrictive covenants.

The maturity date of the Mosaic Credit Facility is April 26, 2016.

The obligations under the Mosaic Credit Facility are guaranteed by several of the Company’s subsidiaries. The guarantor subsidiaries own and operate the Company’s domestic distribution activities, domestic phosphate rock mines and concentrated phosphates production facilities and Carlsbad, New Mexico, potash mine, as well as the Company’s potash mines at Belle Plaine and Colonsay, Saskatchewan, Canada.

The Mosaic Credit Facility has cross-default provisions that, in general, provide that a failure to pay principal or interest under any one item of other indebtedness in excess of $50 million or $75 million for multiple items of other indebtedness, or breach or default under such indebtedness that permits the holders thereof to accelerate the maturity thereof, will result in a cross-default.

The Mosaic Credit Facility requires the Company to maintain certain financial ratios, including a maximum ratio of Total Debt to EBITDA (as defined) of 3.0 to 1.0, as well as a minimum Interest Coverage Ratio (as defined) of not less than 3.5 to 1.0.

The Mosaic Credit Facility also contains other events of default and covenants that limit various matters. These event of default include limitations on indebtedness, liens, investments and acquisitions (other than capital expenditures), certain mergers, certain sales of assets of the borrowers and guarantors and other matters customary for credit facilities of this nature.

Item 3.03	Material Modification to Rights of Security Holders.

The material in Item 2.03 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: April 26, 2011	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary